Company Contact:	Deborah Merrill
Chief Financial Officer
(864)232-5200 x 6620

Investor Relations Contact:	Sally Wallick, CFA
(404)806-1398
investor.relations@deltaapparel.com

Delta Apparel Reports Fiscal 2018 Second Quarter and Six-Month Results
Organic Sales Growth, $0.48 EPS and Acquisition Activity Highlight Quarter

GREENVILLE, SC - May 7, 2018 (GLOBE NEWSWIRE) - Delta Apparel, Inc. (NYSE American: DLA), a leading provider of basic and branded apparel, headwear and related accessories, today announced financial results for its fiscal year 2018 second quarter ended March 31, 2018.

Net sales for the second quarter were $100.0 million, up $1.9 million, or 2%, from the prior year period’s net sales of $104.1 million after excluding $6.0 million of sales in the prior year period from the Company’s since-divested Junkfood Clothing business. The Company achieved net income for the second quarter of $3.6 million, or $0.48 per diluted share, an increase over the prior year period’s $0.47 per diluted share after excluding the approximately $0.11 per share gain realized in the prior year period on the sale of the Junkfood Clothing business. Gross margin expansion in the branded segment and the DTG2Go business (previously Art Gun) was offset by a gross margin decline in the Activewear business attributable to higher raw material and other input costs, resulting in overall gross margins of 22.2% compared to 23.3% in the prior year period.

For the first six months of fiscal year 2018, net sales increased to $190.3 million from $189.5 million in the prior year period and were up 9% year-over-year excluding prior year sales in the Junkfood Clothing business of $15.4 million. A discrete provisional tax expense of $10.6 million associated with the recent United States tax reform legislation drove a net loss for the fiscal year 2018 first half of $6.3 million, or $0.87 per diluted share. Excluding the first quarter discrete impact of the tax reform legislation, first half earnings were $4.2 million, or $0.56 per diluted share, a 12% increase over prior year period net income of $3.9 million, or $0.50 per diluted share, and a 36% increase over the prior year excluding the prior year gain on the sale of the Junkfood Clothing business.

Basics Segment Review
Basics segment revenue increased by $2.9 million, or 4%, to $73.7 million for the fiscal 2018 second quarter. Activewear sales increased 2% for the quarter, with 15% growth in catalog sales offset by a decline in private label sales impacted by requests from customers in the December quarter to pull forward shipments to meet holiday demand. Catalog sales benefited from solid demand across all sales channels, with particularly strong demand in the retail license and regional screen print channels. The growth in Catalog’s high-margin fashion basics t-shirt and fleece products seen in prior periods continued during the quarter, especially in the premium Delta Platinum line, with sales more than doubling year-over-year.

The fiscal year 2018 second quarter was particularly exciting for the Company’s digital print and fulfillment business with the March 9, 2018, acquisition of the DTG2Go business. The combined DTG2Go business (previously Art Gun) achieved sales growth of nearly 60% over the prior year period, including approximately 20% organic growth. DTG2Go’s outstanding holiday service levels led to strong growth with nearly all customers during the March quarter. Gross margins strengthened within the DTG2Go business through improved efficiencies and the leveraging of increased sales volumes across the DTG2Go platform.

Branded Segment Review
Second quarter revenue in the Branded segment was $26.3 million compared to $33.3 million in the prior year period, which included sales from the Company’s since-divested Junkfood Clothing business. Salt Life revenue increased almost 7% for the quarter, with sales growth in most channels. The increasing demand for Salt Life performance products and other new categories continued, and strong momentum within Salt Life’s direct-to-consumer channel, including robust eCommerce sales growth, also contributed to the top-line growth. Salt Life’s gross margins were consistent with the prior year period and drove solid profitability for the quarter. Soffe sales for the quarter declined slightly to $12.4 million from $12.8 million in the prior year period, but its sales for the first six months were up approximately 10% year-over-year. Increases in eCommerce sales on www.soffe.com and in Soffe’s core business with expanded sizing in the iconic Soffe short were key contributors during the quarter. Soffe’s gross margins expanded 130 basis points year-over-year due to cost structure improvements and a more profitable product mix.

Robert W. Humphreys, Delta Apparel, Inc.’s Chairman and Chief Executive Officer, commented, “Our fiscal 2018 second quarter was both productive and profitable, with year-over-year organic sales and earnings growth in market conditions that remained challenging. The combination of our Art Gun business with the recently-acquired digital print business is a game-changer from our perspective. The combined business, which we now market under the DTG2Go trade name, gives us the most comprehensive on-demand solution in the high-growth digital print space. DTG2Go’s multi-location footprint offers customers quick-turn shipments to any part of the United States as well as market-leading international shipping competency.

“Activewear sales were up for the quarter, with further sales acceleration in catalog fashion basics products. We expect the strong market response to these higher-margin products to continue in the back half of the year as our 2018 product expansions, including additional fashion-forward fabrications, styles and colors, hit the market. We also expect to broaden our private label customer base in connection with a shift we are seeing in customer sourcing strategies back to the Western Hemisphere.

“Sales at Salt Life grew nicely year-over-year and both gross margins and profitability held strong. Salt Life continues to expand its account base, with a new national account positively impacting second quarter results and another national retailer launch happening in our third quarter. Salt Life’s new branded craft beer line is scheduled for roll-out in Florida during the fourth quarter and several other new product extensions are planned for fiscal 2019.

“Despite an uneven retail environment and cost pressures in a number of areas, our overall first-half performance was solid and our team is focused on strategies that should meaningfully impact both the top and bottom lines. We expect to see incremental benefits from our new products and category extensions, broadening customer base, and investments in the digital print and fulfillment model. Our manufacturing platform continues to operate efficiently and we are excited about our opportunities to increase volumes and further capitalize on our additional capacity and functionality. All things considered, we believe that Delta Apparel is well-positioned for more organic growth and a strong finish to fiscal year 2018.”

Conference Call
The Company will hold a conference call with senior management to discuss its financial results today at 4:30 pm ET. The Company invites you to join the call by dialing 866-548-4713. If calling from outside the United States, please dial 323-794-2093. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through June 7, 2018. To access the telephone replay, participants should dial toll-free 844-512-2921. International callers can dial 412-317-6671. The access code for the replay is 8903505.

About Delta Apparel, Inc.
Delta Apparel, Inc., along with its operating subsidiaries, M. J. Soffe, LLC, Salt Life, LLC and DTG2Go, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of lifestyle basic and branded activewear apparel, headwear and related accessories. The Company specializes in selling casual and athletic products across distribution tiers, including specialty stores, boutiques, department stores, mid-tier and mass chains, and the U.S. military. The Company’s products are also made available direct-to-consumer on its websites at www.saltlife.com, www.coastapparel.com, www.soffe.com and www.deltaapparel.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,500 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking” statements that involve risks and uncertainties.  Any number of factors could cause actual results to differ materially from anticipated or forecasted results, including, but not limited to, the volatility and uncertainty of cotton and other raw material prices, the general U.S. and international economic conditions, the competitive conditions in the apparel industry, restrictions on our ability to borrow capital or service our indebtedness, deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers, our ability to predict or react to changing consumer preferences or trends, our ability to successfully open and operate new retail stores in a timely and cost-effective manner, pricing pressures and the implementation of cost reduction strategies, changes in economic, political or social stability at our offshore locations, disruptions at our manufacturing and other facilities, our ability to attract and retain key management, the effect of unseasonable or significant weather conditions on purchases of our products, and other factors set forth in the "Risk Factors" contained in our Annual Reports on Form 10-K  filed with the Securities and Exchange Commission.  Except as may be required by law, Delta Apparel, Inc. expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)
	Three Months Ended		Six Months Ended
	(Unaudited)		(Unaudited)
	Mar 31, 2018	Apr 1, 2017	Mar 31, 2018	Apr 1, 2017

Net Sales	$100,004	$104,138	$190,346	$189,473
Cost of Goods Sold	77,769	79,908	151,741	147,685
Gross Profit	22,235	24,230	38,605	41,788
Selling, General and Administrative	16,737	18,250	31,717	35,559
Change in Fair Value of Contingent Consideration	(100)	(100)	(400)	(200)
Gain on Sale of Business	-	(1,295)	-	(1,295)
Other (Income), Net	(16)	(145)	(64)	(267)
Operating Income	5,614	7,520	7,352	7,991
Interest Expense, Net	1,350	1,312	2,685	2,613
Income Before Provision for Income Taxes	4,264	6,208	4,667	5,378
Provision for Income Taxes	632	1,661	10,988	1,436
Net Income (Loss)	$3,632	$4,547	$ (6,321)	$3,942
Weighted Average Shares Outstanding
Basic	7,195	7,600	7,231	7,599
Diluted	7,496	7,845	7,231	7,870
Net Income (Loss) per Common Share
Basic	$0.50	$0.60	$(0.87)	$0.52
Diluted	$0.48	$0.58	$(0.87)	$0.50

		Mar 31, 2018	Sep 30, 2017	Apr 1, 2017
		(Unaudited)	(Audited)	(Unaudited)
Current Assets
Cash		$434	$572	$686
Receivables, Net		60,083	47,557	59,598
Income Tax Receivable		-	352	328
Inventories, Net		172,213	174,551	180,699
Prepaids and Other Assets		4,185	4,662	6,947
Total Current Assets		236,915	227,694	248,258
Noncurrent Assets
Property, Plant & Equipment, Net		50,093	42,706	43,060
Goodwill and Other Intangibles, Net		50,602	36,068	36,518
Deferred Income Taxes		1,996	5,002	3,800
Other Noncurrent Assets		6,288	6,332	5,755
Total Noncurrent Assets		108,979	90,108	89,133

Total Assets		$345,894	$317,802	$337,391
Current Liabilities
Accounts Payable and Accrued Expenses		$63,984	$64,039	$79,971
Income Tax Payable		256	-	-
Current Portion of Capital Lease Financing		2,336	848	715
Current Portion of Long-Term Debt		6,356	7,548	8,172
Total Current Liabilities		72,932	72,435	88,858
Noncurrent Liabilities
Long-Term Taxes Payable		7,414	-	-
Long-Term Capital Lease Financing		8,402	2,519	2,282
Long-Term Debt		105,798	85,306	89,203
Other Noncurrent Liabilities		5,850	1,655	2,299
Total Noncurrent Liabilities		127,464	89,480	93,784
Shareholders' Equity		145,498	155,887	154,749
Total Liabilities and Shareholders' Equity		$345,894	$317,802	$337,391